EXHIBIT 99.1

1895 BANCORP OF WISCONSIN, INC. ANNOUNCES ADOPTION OF A SECOND REPURCHASE PROGRAM

GREENFIELD, Wis., May 4, 2023 /PRNewswire/ -- 1895 Bancorp of Wisconsin, Inc. (the “Company”) (NASDAQ Capital Market: BCOW), the holding company for PyraMax Bank, FSB, announced that it has adopted its second stock repurchase program to be implemented upon completion of its existing stock repurchase program.  Under the new repurchase program, which is subject to regulatory non-objection, the Company may repurchase up to 10% of its current outstanding shares.
Following receipt of regulatory non-objection, repurchases are expected to commence upon completion of the existing stock repurchase program, which has 9,945 shares remaining to be repurchased.  Shares may be repurchased in open market or private transactions, through block trades, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.  The repurchase program has no expiration date.
Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. Open market purchases will be subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.
The timing and amount of share repurchases under this authorization may be suspended, terminated or modified by the Company at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The Company is not obligated to repurchase any particular number of shares or any shares in any specific time period.
Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the other risks described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under federal securities laws.
Contact: David R. Ball
Telephone: (414) 421-8200